The Prudential Series Fund, Inc.
For the fiscal year ended 12/31/04

File number 811-40896

SUB-ITEM 77D
Policies With Respect to Security Investment


THE PRUDENTIAL SERIES FUND, INC.

SP Technology Portfolio
SP AIM Aggressive Growth Portfolio
SP MFS Capital Opportunities Portfolio


PROSPECTUS DATED MAY 1, 2004
SUPPLEMENT DATED NOVEMBER 23, 2004


	The Board of Directors of
The Prudential Series Fund, Inc.
(the Fund) has recently
approved proposals to exchange the
assets and liabilities
of each of the above-named
Portfolios for shares of other Portfolios of the Fund, as specified below:

Target Portfolio
Acquiring Portfolio

SP Technology Portfolio
SP Prudential U.S. Emerging Growth Portfolio
SP AIM Aggressive Growth Portfolio
SP Mid Cap Growth Portfolio
SP MFS Capital Opportunities Portfolio
Equity Portfolio

	Pursuant to the proposals, shares of
each Target Portfolio would be exchanged at net asset value for shares of the respective
Acquiring Portfolio.

	The transfers are subject to approval
by the shareholders of each Target
Portfolio. Shareholder meetings are scheduled to occur in March 2005. It is anticipated that a proxy statement/prospectus relating to the transactions will be mailed to shareholders in January 2005.

	Under the terms of the proposals,
shareholders of each Target Portfolio would become shareholders of the respective Acquiring Portfolio.
The Fund anticipates obtaining
an opinion of counsel that the transactions will not result in gain or loss to shareholders of the Fund for federal income tax purposes.








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